EXHIBIT 4






                           FREMONT GENERAL CORPORATION

                             SUPPLEMENTAL EXECUTIVE

                               RETIREMENT PLAN II



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                                TABLE OF CONTENTS

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ARTICLE I             ESTABLISHMENT AND PURPOSE............................    1

         1.1      Establishment of SERP II.................................    1

         1.2      Purpose of SERP II.......................................    1

         1.3      Application of SERP II...................................    1

         1.4      Irrevocable Trust........................................    1

ARTICLE II            DEFINITIONS..........................................    1

         2.1      Definitions..............................................    1

         2.2      Gender and Name..........................................    3

ARTICLE III           ELIGIBILITY AND PARTICIPATION........................    3

         3.1      Eligibility..............................................    3

         3.2      Deferral Elections.......................................    4

         3.3      New Participants.........................................    4

         3.4      Irrevocable Elections....................................    4

ARTICLE IV            BENEFITS.............................................    5

         4.1      Contributions............................................    5

         4.2      Maintenance and Investment of Accounts...................    5

         4.3      Vesting and Forfeiture...................................    6

         4.4      Payment..................................................    6

         4.5      Death....................................................    6

         4.6      In-Service Distributions.................................    6

ARTICLE V             ADMINISTRATION.......................................    7

         5.1      Administrative Committee.................................    7

         5.2      Notice of Address........................................    7

         5.3      Records..................................................    7

         5.4      Claims Procedures........................................    7

ARTICLE VI            AMENDMENT AND TERMINATION............................    7

         6.1      Amendment and Termination................................    7

         6.2      Reorganization of Employer...............................    7

         6.3      Protected Benefits.......................................    8

ARTICLE VII           GENERAL PROVISIONS...................................    8


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                                TABLE OF CONTENTS
                                   (continued)

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         7.1      Nonassignability.........................................    8

         7.2      Employment Rights........................................    8

         7.3      Illegality of Particular Provisions......................    8

         7.4      Applicable Laws..........................................    8



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                                    ARTICLE I

                            ESTABLISHMENT AND PURPOSE


          1.1 ESTABLISHMENT OF SERP II. FREMONT GENERAL CORPORATION (the "Company") herein adopts the FREMONT GENERAL CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II (the "SERP II"), effective January 1, 2005, for eligible employees of the Company and selected Affiliates. The SERP II is intended to be exempt from the participation, vesting and funding provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and is intended to be maintained "primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees." It is also intended that the SERP II be unfunded for tax purposes and for purposes of Title I of ERISA.

          1.2 PURPOSE OF SERP II. It is the purpose of the SERP II to permit eligible employees to receive benefits that will compensate them for benefits lost as a result of limitations on benefits under the Company's tax qualified retirement plans imposed by Sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g), and 415 of the Code upon salary deferral contributions, matching contributions, and ESOP contributions.

          1.3 APPLICATION OF SERP II. The terms of the SERP II are applicable to eligible employees employed by the Company on or after January 1, 2005, with respect to their Compensation and service on and after that date.

          1.4 IRREVOCABLE TRUST. The Company will establish an irrevocable trust (the "Trust") to set aside contributions by the Company to meet its obligations under the SERP II. The Company shall make contributions to the Trust, which amount shall be held and invested by the trustee (the "Trustee") in accordance with the terms of this Plan and the Trust agreement between the Company and the Trustee. Subject to the terms of the SERP II and the Trust agreement, amounts allocated to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the SERP II with respect to each Participant for whom an Account has been established in accordance with the SERP II and the Trust agreement.


                                   ARTICLE II

                                   DEFINITIONS

          2.1 DEFINITIONS. Whenever used in the SERP II, the following terms shall have the respective meanings set forth below, unless a different meaning is required by the context in which the word is used, and when the defined meaning is intended, the term is capitalized. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Investment Incentive Plan.

               a) "Account" shall mean the Account or Accounts that the Administrative Committee shall maintain for a Participant under the SERP II.



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               b) "Administrative Committee" shall mean the committee with authority to administer the SERP II as provided under Paragraph 5.1.

               c) "Affiliate" shall mean any corporation which is controlled by or under common control with the Company within the meaning of Section 414(b) or
(c) of the Code.

               d) "Annual Bonus" shall mean the annual cash bonus, if any, payable to a Participant under the Company's annual bonus program(s).

               e) "Beneficiary" shall mean the beneficiary designated under the Investment Incentive Plan by the Participant to receive benefits in the event of the Participant's death.

               f) "Board of Directors" shall mean the Board of Directors of the Company.

               g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               h) "Compensation" shall mean all of a Participant's Compensation (as defined in the Investment Incentive Plan or, with respect to Section 2.1(l), as defined in the ESOP), except as follows: First, the rules of Code Section 401(a)(17) shall not apply. Second, Compensation shall include Deferral Elections (but not ESOP Excess Contributions or any other contributions under the SERP II). Third, Compensation shall not include compensation earned by a Participant prior to the date his employer becomes an Employer as defined herein.

               i) "Deferral Election" shall mean an election to defer Compensation under an agreement described in Paragraph 3.2.

               j) "Employer" shall mean the Company and any Affiliate that is designated by the Board of Directors and that approves adoption of the SERP II by appropriate corporate action. As of January 1, 2005, the only Employers are Fremont General Corporation, Fremont Investment and Loan, and Fremont Life Insurance Company.

               k) "ESOP" shall mean the FREMONT GENERAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN, as amended from time to time, or any successor plan.

               l) "ESOP Excess Contributions" shall mean Employer contributions to the SERP II pursuant to Paragraph 4.1(c) that are intended to compensate Participants for benefits lost under the ESOP as a result of the application of Sections 415 and 401(a)(17) of the Code or by reason of exclusion of Deferral Elections made pursuant to Section 3.2 of the SERP II from the definition of compensation under the ESOP. For each Participant, the ESOP Excess Contribution shall be based on the difference between (1) the hypothetical value (as a percentage of Compensation) of Employer Stock that would have been allocated under the ESOP to the accounts of that Participant if the ESOP were not limited by Section 415 or Section 401(a)(17) of the Code and the definition of Compensation hereunder were substituted for the ESOP's definition of compensation, and (2) the value (as a percentage of Compensation) of Employer Stock allocated under the ESOP to the accounts of that Participant, reduced, however, by that portion of such difference allocated to a Participant's account under the Fremont General Corporation Excess Benefit Plan.


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               m) "Executive" shall mean an officer or member of key management classified as Grade 18 or above employed by an Employer; provided such person is notified by the Company that he is eligible to participate in the Plan. Notwithstanding anything herein to the contrary, the Company, in its discretion, may permit other individuals to participate in this SERP II; provided, however, such individuals must be part of a select group of management or highly compensated employees.

               n) "Investment Incentive Plan" shall mean the FREMONT GENERAL CORPORATION AND AFFILIATED COMPANIES INVESTMENT INCENTIVE (401k) PLAN, a profit sharing plan qualified under Sections 401(a) and 401(k) of the Code.

               o) "Long Term Bonus" shall mean the long term cash bonus, if any, payable to a Participant under the Company's three-year bonus program(s).

               p) "Participant" shall mean any Executive who meets the requirements set forth in Article 3 to participate in the SERP II.

               q) "Plan Year" shall mean the calendar year.

               r) "Salary" shall mean the Participant's Compensation, excluding any Annual Bonus or Long Term Bonus.

          2.2 GENDER AND NAME. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine, and the use of any term herein in the singular may also include the plural.


                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

          3.1 ELIGIBILITY. Any Executive who is eligible to participate in the Investment Incentive Plan and who, for a given Plan Year,

               a) has base Salary equal to or greater than the amount defined in
Section 414(q)(1)(B) of the Code, as adjusted; and

               b)

                    i) whose deferral contributions to the Investment Incentive Plan are limited due to (A) the dollar limitations under Sections 401(a)(17) and 402(g) of the Code, or (B) the limitation on average deferral percentages under
Section 401(k)(3) of the Code;

                    ii) whose matching contributions under the Investment Incentive Plan are limited due to the limitation on average contribution percentages under Section 401(m)(2) of the Code; or

                    iii) who is eligible to receive an ESOP Excess Contribution under the SERP II;


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shall become a Participant in the SERP II effective as of the first day of the month in which the Executive satisfies the requirements of this Section 3.1. Notwithstanding the foregoing, if an Executive is eligible to make a Deferral Election but does not make such an election, then the Executive shall become a Participant in the SERP II effective as of the day an ESOP Excess Contribution is made to the Executive's Account.


          3.2 DEFERRAL ELECTIONS.

               a) Subject to any restrictions imposed by the Administrative Committee, an Executive may elect to defer any percentage of his or her Salary, Annual Bonus, or Long Term Bonus. Notwithstanding anything herein to the contrary, no Deferral Election (or combination of Deferral Elections) shall be effective to reduce the Compensation paid to an Executive for a calendar year to an amount that is less than the sum of: (i) the amount that the Company is required to withhold from such Executive's Compensation for such calendar year for purposes of federal, state and local (if any) income tax and employment tax (including Federal Insurance Contributions Act (FICA) tax withholding); (ii) the amount that the Company is required to withhold from such Executive's Compensation for such calendar year for contributions to any employee benefit plan (other than this SERP II); and (iii) the amount, if any, that the Company is required to withhold from such Executive's Compensation for such calendar year for purposes of any other legally required deductions including, but not limited to, deductions for support orders or garnishment.

               b) Notwithstanding anything herein to the contrary, the Administrative Committee, in its absolute discretion and without formal amendment of this SERP II, shall establish procedures for Deferral Elections, including without limitation, the timing for such elections, whether such elections are done separately or as one election for all of an Executive's Compensation, and whether a separate election may be offered (or the regular such elections may be modified) so that the election is tied to an election to participate in the Investment Incentive Plan.


          3.3 NEW PARTICIPANTS. Notwithstanding anything to the contrary in
Section 3.2 above, as soon as practicable before an Executive initially becomes a Participant but, except as provided by law, in no event later than 30 days after becoming an Executive, the Executive may execute a Deferral Election authorizing the Company to withhold a specified amount of the Participant's Compensation with respect to services performed after the date of the election. The Administrative Committee, in its discretion, shall establish procedures for implementing Deferral Election procedures for new Participants.

          3.4 IRREVOCABLE ELECTIONS. A Deferral Election made with respect to a Plan Year shall be irrevocable for such Plan Year once made; provided, however, that such election shall cease to be in effect upon (a) the Participant's separation from service with the Employer; (b) the Participant's death; (c) if permitted by tax laws, a determination by the Administrative Committee (in its absolute discretion) that the Participant has suffered a significant hardship to justify permitting the revocation of his or her election for that Plan Year; (d) the Participant ceasing to be eligible under Section 3.1 above; or (e) a determination by the Administrative Committee (in its absolute discretion) that such election shall result in immediate taxable income to the Participant.


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                                   ARTICLE IV

                                    BENEFITS

          4.1 CONTRIBUTIONS.

               a) If a Deferral Election is tied to an election to participate in the Investment Incentive Plan, the excess of each Participant's Deferral Election contributions under Section 3.2 over the maximum contribution into the Investment Incentive Plan shall be allocated by the Employer on a periodic basis to the Participant's Account.

               b) With respect to a Deferral Election that is separate from an election to participate in the Investment Incentive Plan, contributions for Participants shall be allocated by the Employer on a periodic basis to the Participant's Account.

               c) ESOP Excess Contributions for Participants shall be allocated by the Employer to the Participant's Account.

               d) The Employer may allocate matching contributions to the Participant's Account at such times as the Employer, in its discretion, determines. Such matching contributions, when combined with the matching contributions, if any, made to the Participant's account in the Investment Incentive Plan shall not exceed the lesser of 6% of Compensation and the amount deferred by the Participant under this Plan and the Investment Incentive Plan.

               e) In addition to the crediting of contributions pursuant to subsections (a), (b), (c) and (d) of this Paragraph 4.1, the Company may credit to the Participant's Account any additional amounts that the Company has determined, for any reason, to credit to such Participant. Unless the Administrative Committee determines otherwise, any such additional amounts credited to a Participant's Account shall be, at all times, one hundred percent vested and nonforfeitable and may be accounted for in a subaccount.


          4.2 MAINTENANCE AND INVESTMENT OF ACCOUNTS.

               a) The Employer shall establish and maintain, in the name of each Participant, a record keeping Account which shall reflect all amounts allocated to the SERP II on behalf of each Participant. Participants may select the deemed investments in which their Accounts will be considered to be invested at such times and in such percentages as the Administrative Committee shall determine. The Administrative Committee may stop permitting Participants to select the deemed investments in which their Accounts will be considered invested at any time.

               b) Each Participant has the status of general creditor of his participating Employer and the SERP II constitutes a mere promise by that Employer (through the Trust) to pay benefits. As such, the individual Account of each Participant shall represent a liability, payable when due under the SERP II, out of the general assets of that Employer, or from the assets of the Trust or of any other trust, custodial account or escrow arrangement which that Employer may establish to pay benefits under the SERP II. The money and other assets in the Trust or Account or any other trust, custodial account, or escrow arrangement shall at all times

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remain the property of that Employer and will be subject to the claims of that
Employer's general creditors, and neither the SERP II nor any Participant shall have any beneficial ownership interest in the assets thereof. No property or assets of any Employer shall be pledged, encumbered or otherwise subjected to a lien or security interest for payment of benefits hereunder. Accounting for the SERP II shall be based on generally accepted accounting principles.

               c) Amounts held in the Trust shall be invested by the Trustee as directed by the Administrative Committee in such investment funds as may be specified by the Administrative Committee.

          4.3 VESTING AND FORFEITURE. Except as otherwise provided pursuant to Paragraph 4.1(e), each Participant shall have a vested interest in any benefit under the SERP II in accordance with the vesting provisions set forth in Paragraph 6.1 of the Investment Incentive Plan. A person who separates from service with the Employer for any reason prior to becoming fully vested hereunder shall be entitled to receive his or her vested Account balance; the remainder shall be forfeited.

          4.4 PAYMENT. The Trust shall pay every Participant who separates from service his or her vested Account in a single-sum cash payment. At the end of the regular pay period next following the Participant's separation from service, the Employer shall submit distribution requests to the Trustee or custodian of the Account. If practical, the Participant's vested Account will be processed within five (5) business days of receipt of the distribution request. The Participant's final benefit shall be established at the time his or her vested Account is processed within this five (5) business day period without regard to any prior valuation(s). The Participant shall receive his or her final benefit distribution as soon thereafter as is administratively feasible, subject to applicable tax withholding. Notwithstanding the foregoing, if the Administrative Committee determines that the separating Participant is a key employee, as defined by Section 409A of the Code, distribution to the Participant will be delayed for a period of six months but, to the extent permitted by Section 409A of the Code, not beyond a previously scheduled in-service distribution date pursuant to Section 4.6.

          4.5 DEATH. The Trust shall pay the Account of a Participant who dies while employed by the Employer in a single-sum cash payment to the Participant's Beneficiary as soon as administratively feasible following the death of the Participant. If a Participant dies after separation from service and prior to payment, then his or her surviving Beneficiary shall be paid the amount in the Participant's Account in a single-sum payment. Distributions under this paragraph shall be made in accordance with the provisions outlined in Paragraph
4.4 above. Notwithstanding the foregoing, if the Administrative Committee determines that the separating Participant is a key employee, as defined by
Section 409A of the Code, distribution to the Participant will be delayed for a period of six months if required under Section 409A of the Code.

          4.6 IN-SERVICE DISTRIBUTIONS. At the time of making a deferral election, a Participant may elect to have all or a portion of that year's deferrals and contributions, and all deemed earnings thereon payable in a specified month and year. Subject to Section 409A of the Code, a distribution election may be further deferred by the Participant if the following conditions are


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satisfied: (a) the Participant elects to change the distribution date at least twelve months after the date the Participant made the original election, (b) the Participant elects to change the distribution date at least twelve months before the originally elected distribution date, and (c) the new distribution date selected by the Participant is at least five years after the originally scheduled distribution date. Notwithstanding the foregoing, if the Participant dies or separates from service with the Employer before the scheduled distribution date, payment shall be made in accordance with Section 4.4 or 4.5, as applicable.


                                   ARTICLE V

                                 ADMINISTRATION

          5.1 ADMINISTRATIVE COMMITTEE. The SERP II shall be administered by the Administrative Committee, whose members shall be the same persons who are the plan committee of the Investment Incentive Plan. Subject to the Board of Directors, the Administrative Committee is authorized and given full and complete discretion to interpret and construe the SERP II, to make factual determinations, to prescribe, amend, and rescind rules and regulations relating to the SERP II, and to make all other determinations necessary for its administration, including but not limited to calculating amounts allocable to Participants, maintaining and adjusting accounts, and delegating responsibility for performance of administrative functions of the SERP II to such officers of the Employer, including Participants, as the Administrative Committee shall in its discretion deem appropriate. The interpretation and construction, as well as any factual determinations, by the Administrative Committee of any provisions of the SERP II shall be final unless otherwise determined by the Board of Directors.

          5.2 NOTICE OF ADDRESS. Any payment to a Participant or Beneficiary, at the last known post office address submitted to the Employer, shall constitute a complete acquittance and discharge of the Employer and any director or officer with respect thereto. Neither the Employer nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of any Participant or his or her Beneficiary.

          5.3 RECORDS. The records of the Administrative Committee with respect to the SERP II shall be conclusive on all Participants, all Beneficiaries, and all other persons whomsoever.

          5.4 CLAIMS PROCEDURES. The claims procedures set forth in the Investment Incentive Plan are hereby incorporated by reference.



                                   ARTICLE VI

                            AMENDMENT AND TERMINATION

          6.1 AMENDMENT AND TERMINATION. The Company reserves the right to amend, modify, or terminate the SERP II at any time by action of its Board of Directors, provided that no amendment shall reduce the amount credited to a Participant's Account. The Administrative Committee in its discretion may amend the SERP II if it finds that such amendment does not significantly increase or decrease benefits or costs or as desirable to comply with Section 409A


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of the Code. Additionally, if the Board determines that applicable law requires a change to the SERP II to preserve the intended tax benefits to the Participants and the Company, the Board may implement any such changes to the SERP II.

          6.2 REORGANIZATION OF EMPLOYER. In the event of a merger or consolidation of the Employer, or the transfer of substantially all of the assets of the Employer to another corporation, such continuing, resulting or transferee corporation shall have the right to continue and carry on the SERP II and to assume all liabilities of the Employer hereunder without obtaining the consent of any Participant or Beneficiary. If such successor shall assume the liabilities of the Employer hereunder, then the Employer shall be relieved of all such liability, and no Participant or Beneficiary shall have the right to assert any claim against the Employer for benefits under or in connection with the SERP II.

          6.3 PROTECTED BENEFITS. If the SERP II is terminated or amended so as to prevent further earnings adjustments, or if liabilities accrued hereunder up to the date of an event specified in paragraph 6.2 are not assumed by the successor to the Employer, then the dollar amount credited to the Account of each Participant, or Beneficiary (whether or not vested) shall be paid to such Participant or Beneficiary in such manner and on such date as determined by the Board of Directors or the Administrative Committee, but, subject to Section 409A of the Code, no later than the last day of the second month following the month in which the amendment or termination occurs.


                                  ARTICLE VII

                               GENERAL PROVISIONS

          7.1 NONASSIGNABILITY. Benefits under the SERP II are not in any way subject to the debts or other obligations of the persons entitled thereto and may not voluntarily or involuntarily be sold, transferred, assigned, pledged, alienated, garnished, anticipated, or encumbered. Any voluntary attempt to do any of the foregoing under the SERP II shall operate to cancel the benefit or the balance of a Participant's Account as of the date of such attempt and to relieve the Employer from any future liability to pay or distribute any benefit with respect to such canceled amount.

          7.2 EMPLOYMENT RIGHTS. The establishment of the SERP II shall not be construed as conferring any legal rights upon any Participant or any other person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any person or treat him or her without regard to the effect which such treatment might have upon him or her under the SERP II.

          7.3 ILLEGALITY OF PARTICULAR PROVISIONS. If any particular provision of the SERP II is unenforceable, such provision shall not affect any other provision, but the SERP II shall be construed in all respects as if such invalid provision were omitted.

          7.4 APPLICABLE LAWS. The SERP II shall be governed by and construed according to the laws of the State of California, except as preempted by federal law.



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          IN WITNESS WHEREOF, Fremont General Corporation has caused this instrument to be executed by its duly authorized officers, effective, except as otherwise specifically provided, as of January 1, 2005.


                                                 FREMONT GENERAL CORPORATION,
                                                 a Nevada corporation



                                                 By:  /s/ RAYMOND G. MEYERS
                                                      --------------------------
                                                      Raymond G. Meyers
                                                      Senior Vice President